EXHIBIT 3.2

DEAN HELLER Secretary of State	CHARLES E. MOORE Securities Administrator

RENEE L. PARKER	SCOTT W. ANDERSON
Chief Deputy	Deputy Secretary
Secretary of State	for Commercial Recordings

PAMELA A. RUCKEL	ELLICK HSU
Deputy Secretary	Deputy Secretary
for Southern Nevada	for Elections

Filing Acknowledgement
January 11, 2006

Job Number	Corporation Number
C20060111-0711	C14531-1995

Filing Description	Document Filing Number	Date/Time of Filing

Amendment	20060015601-21	January 11, 2006 11:00:22
AM

Corporation Name	Resident Agent

INCOME OPPORTUNITY REALTY	CORPORATION TRUST COMPANY OF
INVESTORS, INC.	NEVADA
The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

DEAN HELLER
Secretary of State
Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:
Income Opportunity Realty Investors, Inc.
2. The articles have been amended as follows (provide article numbers, if available):
Article FOURTH, Part A, of the Articles of Incorporation has been amended to increase the authorized capital stock by amending and restating Article FOURTH, Part A, in its entirety as follows:
FOURTH:
     A. The total number of shares of all classes which the Corporation shall have authority to issue is 110,000,000 shares, of which 100,000,000 shares, par value $0.01 per share, shall be of a class designated “Common Stock,” and 10,000,000 shares, par value $0.01 per share, shall be of a class designated “Preferred Stock.”
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 84.42%
4. Effective date of filing (optional): (ILLEGIBLE)

5. Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series attached by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.